Contact:        EVC Group        RITA Medical Systems, Inc.
Investors:         Stephen Pedroff, VP Marketing Communications
Doug Sherk/Jennifer Beugelmans     510-771-0400
dsherk@evcgroup.com      spedroff@ritamed.com
415-896-6820
Media:
Steve DiMattia
sdimattia@evcgroup.com
646-277-8706

RITA MEDICAL SYSTEMS COMPLETES MANUFACTURING TRANSFER TO GEORGIA FACILITY

Mountain View Manufacturing Facility Closure Is Expected to Result in More Than $1.0 million in Annualized Cost Savings

Completion of Manufacturing Transfer Signals End of Horizon Medical Products Merger Integration Activity

Fremont, Calif., June 23, 2005 -- RITA Medical Systems, Inc. (Nasdaq: RITA) today announced the completion of the planned transfer of all manufacturing activities to the Company’s Manchester, Georgia facility. The permanent closure of the Company’s Mountain View, California manufacturing facility is expected to result in annualized savings of more than $1.0 million. The Company noted that the Manchester, Georgia facility is currently producing all of the anticipated 2005 product demand for both the specialty access catheter and the radiofrequency ablation product lines.

The consolidation of all manufacturing to the Company’s Manchester, Georgia facility was a key component of the projected cost savings associated with the merger with Horizon Medical Products, which was completed in July of 2004.

Joseph DeVivo, President and CEO of RITA Medical commented, “While we expect to generate additional operating efficiencies during the remainder of this year and into 2006, closing the Mountain View facility signals an end to our integration activities following the merger last year. The savings associated with the consolidation of the facilities was an important element of the merger rationale and we believe this achievement is a significant milestone indicative of our ability to execute on our long-term strategy of achieving profitable growth. With the Georgia facility’s current production we anticipate that we can meet the growing worldwide demand for our products. We also expect that the lower manufacturing costs associated with the completion of the transition and the increased efficiencies of manufacturing all of our products in one facility, will result in an improvement in gross margins, beginning in the third quarter.”

MORE - MORE - MORE

RITA MEDICAL COMPLETES MANUFACTURING TRANSFER TO GEORGIA

2-2-2

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The RITA Medical Systems website is at www.ritamedical.com.

The statements in this news release related to the company’s future financial operating performance, including without limitation the Company’s manufacturing capabilities, the costs and success of the Company’s integration with Horizon, the Company’s ability to achieve and sustain profitability and the growth in demand for its products, are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

# # # #